SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G



                   (under the Securities Exchange Act of 1934)
                                (Amendment No. 1)

                            Microtouch Systems, Inc.
                         ------------------------------
                                (Name of Issuer)

                          Common Stock $0.01 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    595145103
                                   -----------
                                 (Cusip Number)


Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]

                                Page 1 of 4 pages

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CUSIP NO.    595145103                                  Page  2  of  4  Pages
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1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 SCHRODER CAPITAL MANAGEMENT INTERNATIONAL INC.
                  13-3048123

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                              (a) [    ]

                                              (b) [    ]

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3        SEC USE ONLY


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4        CITIZENSHIP OR PLACE OF ORGANIZATION
            NEW YORK

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----------------------------- --------------------------------------------------
         NUMBER OF            5   SOLE VOTING POWER
           SHARES                  196,600
                              --------------------------------------------------
        BENEFICIALLY          6   SHARED VOTING POWER
          OWNED BY                  ----
                              --------------------------------------------------
            EACH              7  SOLE DISPOSITIVE POWER
         REPORTING                  360,440
                              --------------------------------------------------
           PERSON             8  SHARED DISPOSITIVE POWER
            WITH                   -----
----------------------------- --------------------------------------------------
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    360,440


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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    4.83%


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-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                    IA

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

Cusip #    595145103                                        Page 3 of 4 Pages
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                                  SCHEDULE 13G

Item 1 (a):                Name of Issuer:
--------------------------------------------
           Microtouch Systems, Inc.
Item 2 (b):                Address of Issuer's Principal Executive Offices:
------------------------------------------------------------------------------
           Microtouch Systems, Inc.
           300 Griffin Brook Park Drive
           Methuen, MA  01844
Item 2 (a):                Name of Person Filing:
-----------------------------------------------------
           See Item 1 of the Cover Page attached hereto
Item 2 (b):                Address of Principal Business Office:
----------------------------------------------------------------
           787 Seventh Avenue -34th Floor
           New York, NY  10019
Item 2 (c):                Citizenship:
-------------------------------------------
           See Item 4 of Cover Page attached hereto
Item 2 (d):                Title of Class of Securities:
--------------------------------------------------------
           See Cover Page attached hereto
Item 2 (e):                CUSIP Number:
--------------------------------------------
           See Cover Page attached hereto
Item 3:    Type of Reporting Person:
---------------------------------------
           See Item 12 of Cover Page attached hereto
Item 4:    Ownership:
------------------------

(a)  See Item 9 of the Cover Page attached hereto

(b)  Percent of Class: See Item 11 of the Cover Page attached hereto

(c) For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of the Cover Page attached hereto.

Cusip #    595145103                                      Page 4 of 4 Pages
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                                  SCHEDULE 13G


Item 5.    Ownership of Five Percent or Less of a Class:
----------------------------------------------------------
       Not Applicable
Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
---------------------------------------------------------------------------
       Not Applicable
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
-------------------------------------------------------------------------------
       Not Applicable
Item 8.    Identification and Classification of Members of the Group:
----------------------------------------------------------------------
       Not Applicable
Item 9.    Notice of Dissolution of Group:
--------------------------------------------
       Not Applicable
Item 10.   Certification:
---------------------------
           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:
------------
           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February  8, 1999

                    By:           Schroder Capital Management International Inc.
                    Signature:    /s/ Barbara Brooke Manning
                                  ----------------------------------------------
                    Name/Title:   Barbara Brooke Manning / First Vice President